CERTIFICATE OF AMENDMENT
                               OF
                THE CERTIFICATE OF INCORPORATION
                               OF
             VERTEX COMPUTER CABLE & PRODUCTS, INC.

       (Under Section 242 of the General Corporation Law)

     VERTEX COMPUTER CABLE & PRODUCTS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     FIRST:    The name of the corporation is Vertex Computer Cable
& Products, Inc.

     SECOND:   On October 30, 1997, the United States Bankruptcy
Court for the Eastern District of New York, at Westbury, entered an Order Confirming the Second Amended Joint Plan of Reorganization Dated September 24, 1997 for the Corporation (the "Plan"); which Plan provides for the amendment to the Corporation's Certificate of Incorporation as set forth herein.

     THIRD:    The Certificate of Incorporation of the Corporation
is hereby amended by striking out the first paragraph of Article
FOURTH in its entirety and the following new first paragraph of Article FOURTH is substituted in lieu thereof:

          "FOURTH: The total number of shares of stock that this Corporation shall have authority to issue is (i) 40,000,000 shares of Common Stock, $.10 par value per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock")."

     Each of the Corporation's issued and outstanding shares of Common Stock as of the date of this Certificate of Amendment, shall be converted and reclassified into one-fifth of one share of Common Stock, par value $.10 per share; no change shall be made to the par value of the Corporation's Common Stock; and fractional shares shall be rounded up to the nearest whole share."

     FOURTH:   The Amendment to the Certificate of Incorporation
herein certified has been duly adopted in accordance with the provisions of the Plan and Section 242 of the General Corporation
Law of the State of Delaware.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 29th day of December, 1997.




                                   ______________________________
                                   Howard Griffith, President




ATTEST:



_____________________________
Nicholas T. Hutzel, Secretary